NEWS from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CST

Stewart Reports Operating Results for 2007

HOUSTON, February 20, 2008 - Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the year and fourth quarter ended December 31, 2007. (Dollar amounts in the table below are in millions, except per share figures.)

	Year
	2007(a)	2006(b)

Total revenues	$2,106.7	$2,471.5
Pretax (loss) earnings before minority interests	(51.9)	84.5
Net (loss) earnings	(40.2)	43.3
Net (loss) earnings per diluted share	(2.21)	2.36

	Fourth Quarter
	2007(c)	2006

Total revenues	$499.7	$645.8
Pretax (loss) earnings before minority interests	(46.7)	19.7
Net (loss) earnings	(31.3)	10.7
Net (loss) earnings per diluted share	(1.74)	0.59

(a)
The year 2007 includes pretax charges of $40.9 million ($26.6 million after taxes, or $1.46 per share) to increase reserves due to large title claims of $33.4 million and a $7.5 million reserve adjustment relating to policies issued in prior years. Also included in 2007 are pretax gains of $8.8 million ($4.1 million after taxes and minority interests, or $0.22 per share) from the sale of two subsidiaries and real estate.

(b)	The year 2006 includes pretax charges of $9.2 million ($6.0 million after taxes, or $0.33 per diluted share) relating to large title claims.
(c)
The fourth quarter of 2007 includes pretax charges of $20.0 million ($13.0 million after taxes, or $0.72 per share) to increase reserves due to nine large title claims totaling $15.0 million, and an additional adjustment of $5.0 million relating to incurred but not reported reserves resulting from an increase in the frequency of large title claims.

The loss incurred by the Company in 2007 was its first full-year loss since 1974. The sudden collapse of the subprime mortgage lending market, tightening of credit availability in general, rising foreclosures, weakening home sales and falling home prices were factors contributing to a severe decline in the cyclical U.S. real estate market. For the year 2007 compared with 2006, existing home sales fell 12.6 percent and new home sales were down 26.1 percent. Existing home prices overall fell 6.0 percent.

Since the Company’s revenues are closely related to the volume and value of real estate transactions, the Company’s title revenues declined by 15.4 percent for the year 2007. For 2007, the Company’s title order counts, based on orders per workday, were 14.6 percent and 20.8 percent lower for the year and fourth quarter, respectively, compared with the same periods in 2006.

In the fourth quarter of 2007 compared with the same period in 2006, business declined in the Company’s title office, agency and underwriting operations in nearly all states. This decline was particularly significant in Florida and the western states of California, Nevada, Arizona and Washington. However the impact was far less severe in Texas and certain other states. Underwriting results in the fourth quarter of 2007 were reduced by additions to title loss reserves of $20.0 million, or $15.7 million more than in the fourth quarter of 2006. These additions to claim reserves were caused by a number of large claims primarily attributed to independent agency defalcations and a related increase in incurred but not reported reserves resulting from an increase in the frequency of large claims. In addition to the increase in losses from large claims, the Company’s loss experience on normal claims worsened. Overall, the Company lost $46.7 million before taxes and minority interests in the fourth quarter of 2007.

The Company has responded aggressively to the decline in the real estate market and is taking the appropriate steps to restore profitability and achieve reasonable profit margins in the future. “Strong efforts have been made to increase revenues through sales training and market segmentation,” said Stewart Morris, Jr., president and co-chief executive officer. “Our market opportunities have been helped by competitors exiting certain geographic markets. We have closed approximately 145 unprofitable locations, predominately branch offices, since December 31, 2006 and are closing additional locations in the first quarter of 2008. We have reduced employee counts and are concentrating on increasing employee productivity, controlling compensation expense in specific markets and renegotiating office leases,” said Morris.

The Company reduced employee counts company-wide approximately 675 in the fourth quarter of 2007, totaling approximately 1,500 since the beginning of 2007. Additional reductions have occurred in the first quarter of 2008. The decrease since the beginning of 2006, when the real estate market downturn began, has been approximately 2,100, or 20.6 percent. Other operating expenses have not declined at the same rate as revenues due to the relatively fixed nature of some of these costs, such as rent and other occupancy expenses, and costs associated with our growing international and commercial businesses. Other operating expenses also increased due to the costs associated with acquisitions and the impact in the fourth quarter of 2007 of costs associated with closing offices.

“Title losses in our company and in the industry traditionally increase with a downturn in real estate activity. We are making every effort to manage the controllable factors that contribute to our losses,” said Malcolm S. Morris, chairman and co-chief executive officer. “Our long-standing methodology for estimating our provision for future title losses, which is based on reported claims, historical loss payment experience, title industry averages and the current legal and economic environment, is basically unchanged. However, applying that methodology in light of our worse-than-expected claims payment experience related to policies issued in 2004-2006, together with a number of large claims, resulted in an increase in our provision for future losses, as a percentage of title operating revenues, to 8.5 percent in 2007 from 6.0 percent in 2006.”

The Company continued to grow its profitable international and commercial businesses during 2007. The increase in business in international markets was attributable to Canada, Mexico and Central Europe. In addition, acquisitions made since the same period in the prior year increased revenues $4.9 million and contributed pretax earnings of $0.9 million in the fourth quarter of 2007.

The Company remains committed to its long-term strategies and restructuring efforts in this extremely difficult real estate environment. The year 2008 will be one of improvements in technology efficiencies as the Company continues its consolidation of data centers, conversion from its legacy production systems and refinement of SureClose®, our customer-oriented transaction management platform. As the Company progresses in the implementation of its shared-services initiative and consolidation of field operations, it will set the stage for measurable, reduced back-office expenses in future years. Aligning and leveraging the Company’s systems and processes for growth and expansion opportunities will provide significant long-term benefits.

During the year, the Company completed its stock purchase plan, acquiring approximately 258,000 shares, or 1.5 percent, of its outstanding Common Stock. In December 2007, the Company paid an annual dividend of 75 cents per share, the same as in the previous two years, representing a yield of approximately 2.5 percent at the date of announcement.

Stewart Information Services Corporation is a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 9,500 policy-issuing offices and agencies in the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart's expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues since Stewart cannot predict the number of orders that will result in closings.

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STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended December 31		Year ended December 31
	2007	2006	2007	2006

Revenues
Title insurance:
Direct operations	213,138	262,647	947,342	1,028,688
Agency operations	256,410	351,309	1,040,719	1,321,994
Real estate information	16,497	21,244	66,037	81,159
Investment income	9,055	9,229	36,073	34,913
Investment and other gains - net	4,570	1,379	16,520	4,727
	499,670	645,808	2,106,691	2,471,481

Expenses
Amounts retained by agencies	208,300	282,668	843,038	1,067,071
Employee costs	162,797	182,311	689,107	728,529
Other operating expenses	107,868	106,948	409,999	405,951
Title losses and related claims	54,884	41,708	168,501	141,557
Depreciation and amortization	10,688	10,842	41,125	37,747
Interest	1,788	1,666	6,842	6,090
	546,325	626,143	2,158,612	2,386,945

(Loss) earnings before taxes and minority interests	(46,655)	19,665	(51,921)	84,536
Income tax (benefit) expense	(17,685)	4,614	(23,926)	23,045
Minority interests	2,342	4,306	12,225	18,239
Net (loss) earnings	(31,312)	10,745	(40,220)	43,252

Average number of diluted shares (000)	18,030	18,308	18,162	18,304

Diluted (loss) earnings per share	(1.74)	0.59	(2.21)	2.36

Segment information:
Title revenues	483,173	624,564	2,040,654	2,390,322
Title pretax (loss) earnings before minority interests	(45,867)	19,852	(54,037)	83,234
REI revenues	16,497	21,244	66,037	81,159
REI pretax (loss) earnings before minority interests	(788)	(187)	2,116	1,302

Selected financial information:
Cash (used) provided by operations	(2,805)	44,878	14,949	105,064
Title loss payments - net of recoveries	30,593	27,320	117,550	107,170
Changes in other comprehensive earnings - net of taxes	759	318	8,666	2,433
Number of title orders opened (000):
October	48	59
November	42	55
December	38	48
Quarter	128	162
Number of title orders closed (000):
Quarter	93	124

	December 31 2007	December 31 2006

Stockholders’ equity	750,944	802,262
Number of shares outstanding (000)	18,031	18,231
Book value per share	41.65	44.00

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	December 31	December 31
	2007	2006

Assets
Cash and cash equivalents	109,239	136,137
Short-term investments	79,780	161,711
Investments - statutory reserve funds	518,586	490,540
Investments - other	98,511	78,249
Receivables - premiums from agencies	48,040	58,023
Receivables - other	93,335	61,556
Allowance for uncollectible amounts	(11,613)	(9,112)
Property and equipment	96,457	99,325
Title plants	78,245	70,324
Goodwill	208,824	204,302
Intangible assets	17,157	15,444
Other assets	105,413	91,708

	1,441,974	1,458,207

Liabilities
Notes payable	108,714	109,549
Accounts payable and accrued liabilities	108,658	130,589
Estimated title losses	446,116	384,396
Deferred income taxes	11,832	14,139
Minority interests	15,710	17,272
	691,030	655,945

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	141,196	148,517
Retained earnings	597,118	649,598
Accumulated other comprehensive earnings	16,727	8,061
Treasury stock	(4,097)	(3,914)

Total stockholders' equity	750,944	802,262
	1,441,974	1,458,207

February 20, 2008